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                                                                    Exhibit 3.20

                  AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

         This Amended and Restated Business Loan Agreement dated as of August 31, 1999, is between BANK OF AMERICA, NATIONAL ASSOCIATION (formerly known as Bank of America National Trust and Savings Association and herein, together with its successors and assigns, called the "Bank") and FUEL TECH, INC., a Massachusetts corporation (the "Borrower").

                               W I T N E S E T H:

         WHEREAS, the Bank and the Borrower are parties to a Business Loan Agreement dated as of July 31, 1998 (the "Original Loan Agreement"); and

         WHEREAS, the Bank and the Borrower desire to amend the Original Loan Agreement and, in connection therewith, to restate the Original Loan Agreement in its entirety.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Bank and the Borrower agree to amend and restate the Original Loan Agreement to read in its entirety as set forth below.

1. COMMITMENTS.

On the terms and subject to the conditions of this Agreement, and in reliance upon the warranties of the Borrower set forth herein and in the other Loan Documents (as defined in Section 7.7), the Bank agrees as follows:

1.1 LINE OF CREDIT AMOUNT AND TERMS

(a) Line of Credit Amount.

          (i) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Line of Credit Commitment") is Three Million Dollars ($3,000,000.00). The amount available to the Borrower (the "Availability") at any time is Three Million Dollars ($3,000,000.00). If at any time the total amount of principal outstanding under the line of credit exceeds this limit, the Borrower will, not later than two (2) days after demand by the Bank, reduce the total amount outstanding in order to comply with this limit.

         (ii) This is a revolving line of credit providing for cash advances and standby letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.


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         (iii) The aggregate principal balance of cash advances outstanding at any one time may not exceed $3,000,0000 minus outstanding amounts of any letters of credit issued pursuant to the Line of Credit Commitment set forth in this Agreement (including amounts drawn on such letters of credit and not yet reimbursed). For purposes of determining the amount outstanding under any letter of credit denominated in a currency other than U.S. Dollars (a "Foreign Currency"), the U.S. Dollar equivalent of such Foreign Currency amount shall be determined by the Bank from time to time on the basis of the spot rate at which the Bank offers to purchase such Foreign Currency with U.S. Dollars at approximately 10:00 am., Chicago, Illinois time on the date of determination.

         (iv) Each advance will be for at least $100,000, or for the amount of the remaining available line of credit, if less.

         (v) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

(b) Availability Period. The line of credit is available between the date of this Agreement and August 31, 2002 (the "Expiration Date") unless the Borrower is in default.

(c) Interest Rate.

         (i) Unless the Borrower elects an optional interest rate as described below, the interest rate is a per annum rate equal to the Reference Rate defined below.

         (ii) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

(d) Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below during interest periods of one, two, three or six months. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rate is available: the IBOR Rate plus 2.25 percentage points.


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(e) Repayment Terms.

         (i) The Borrower will pay interest on September 30, 1999, and then quarterly thereafter until payment in full of any principal outstanding under this line of credit.

         (ii) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

         (iii) The Borrower may prepay all principal outstanding under this line of credit in full or in part at any time.

(f) Letters of Credit.

         (i) This line of credit may be used for financing standby letters of credit with a maximum maturity of 18 months but not to extend later than five
(5) Banking Days prior to the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.

         (ii) The amount of the letters of credit issued pursuant to the Commitment set forth in this Agreement outstanding at any one time (including amounts drawn on such letters of credit and not yet reimbursed) may not exceed $3,000,000.

         (iii) The Borrower agrees:

                  (1) that any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement (such principal amount to bear interest and be due as described elsewhere in this Agreement);

                  (2) that if there is a default under this Agreement (after expiration of all applicable notice and grace periods), it will upon demand by the Bank immediately prepay and make the Bank whole for any outstanding letters of credit;


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                  (3) that the issuance of any letter of credit and any
         amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank;

                  (4) to sign the Bank's form Application and Agreement for Standby Letter of Credit (a "Letter of Credit Application");

                  (5) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower, provided that such fees shall be no greater than the amounts charged by the Bank to its customers generally in accordance with published schedules of fees as in effect from time to time;

                  (6) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges; and

                  (7) to pay the Bank a non-refundable fee for each letter of credit equal to the greater of (A) 1.00% of the original face amount of such letter of credit and (B) $500, payable in advance.

(g) Existing Loans and Letters of Credit. On the effective date of this Agreement the outstanding principal balance of amounts borrowed by the Borrower under the Original Loan Agreement (the "Existing Loans") is $0. The Existing Loans shall continue outstanding under this Agreement, and shall be considered to be amounts advanced by the Bank under and pursuant to this Agreement for all purposes of this Agreement and the other Loan Documents. The letters of credit listed on Schedule 1.1(Q) (the "Existing Letters of Credit") have been previously issued by the Bank on the application of the Borrower and are currently outstanding. The Existing Letters of Credit shall continue outstanding and shall be considered to be letters of credit issued under and pursuant to this Agreement for all purposes of this Agreement and the other Loan Documents.

1.2 TERM LOAN AND TERMS

(a) Loan Amount. During the availability period described below, the Bank agrees to provide a term loan to the Borrower in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the "Term Loan Commitment"). The Term Loan Commitment will expire on the first to occur of the date the term loan is funded or the last day of the availability period described below.

                                       -4-

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(b) Availability Period. This term loan is available in one disbursement during the period from the effective date of this Agreement to the date which is thirty
(30) days following the effective date, as long as the Borrower is not in default.

(c) Interest Rate. Unless the Borrower elects an optional interest rate as described below, the interest rate is a per annum rate equal to the Reference Rate.

(d) Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below during interest periods of one, two, three or six months. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rate is available: the IBOR Rate plus 2.25 percentage points.

(e) Repayment Terms.

         (i) The Borrower will pay all accrued but unpaid interest on September 30, 1999 and then quarterly thereafter and upon payment in full of the principal of the loan.

         (ii) The Borrower will repay principal in successive quarterly installments of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) starting December 31, 1999. On the Expiration Date the Borrower will repay the remaining principal balance plus any interest then due.

         (iii) The Borrower may prepay the loan in full or in part at any time in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof. The prepayment will be applied to the most remote payment of principal due under this Agreement.

2. OPTIONAL INTEREST RATES

2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and if the interest period is longer than three months, then on the last day of each quarter during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.


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2.2 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

         (a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than one 180 days. The first day of the interest period must be a Banking Day on which the Bank is also open for business in California and Chicago, Illinois, and dealing in offshore dollars. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

         (b) The Borrower shall irrevocably request an IBOR Rate Portion no later than 10:00 a.m. Chicago time two Banking Days prior to the day on which the IBOR Rate will take effect with respect to the requested IBOR Rate Portion.

         (c) Each IBOR Rate Portion will be for an amount not less than $100,000 or an integral multiple of $50,000 in excess thereof. Not more than five (5) IBOR Rate Portions shall be permitted to be outstanding at the same time.

         (d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                          IBOR Rate =                    IBOR Base Rate
                                                  (1.00 - Reserve Percentage)

                  Where,

                  (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                  (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

         (e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:


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                  (i) the additional interest which would have been payable
         during the interest period on the amount prepaid had it not been prepaid, exceeds

                 (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

          (f) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

                  (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore Dollar inter-bank market; or

                  (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

3. FEES AND EXPENSES

3.1 Fees.

(a) Loan Fee. The Borrower agrees to pay a loan fee in the amount of $_________. This fee is due on or before the date this Agreement becomes effective.

(b) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Line of Credit Commitment and the amount of the line of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.20% per year. The calculation of credit outstanding will include the undrawn amount of letters of credit. This fee is due on September 30, 1999 and on the last day of each following fiscal quarter until the expiration of the availability period.

3.2 Expenses. The Borrower agrees to reimburse the Bank upon demand, whether or not any loan is made under this Agreement, for:

          (a) filing, recording and search fees, reasonable appraisal fees, reasonable field audit fees and expenses, title report fees, documentation fees, and other similar fees, costs and expenses incurred by the Bank;

          (b) any reasonable expenses the Bank incurs in the preparation, negotiation and execution of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any reasonable allocated costs of the Bank's in-house counsel;

          (c) the reasonable cost of periodic audits and appraisals of the collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers; and

          (d) any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement and any agreement or instrument required by this Agreement.

4. COLLATERAL. The Borrower's obligations to the Bank under this Agreement will be secured by all personal property the Borrower now owns or will own in the future. Nothing in this Agreement shall be construed to restrict the Borrower from granting liens on its other assets not securing the Borrower's obligations to the Bank. The collateral is further defined in a security agreement executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank.

         DISBURSEMENTS, PAYMENTS AND COSTS

5.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

5.2 Disbursements and Payments. Each disbursement by the Bank will be made in immediately available funds and will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign (a) a promissory note in the form of Exhibit A-1 (the "Revolving Note"), with appropriate insertions to evidence the amounts borrowed under the Line of Credit and (b) a promissory note in the form of Exhibit A-2 (the "Term Note") to evidence the term loan. Each payment made by the Borrower will be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Chicago time, on the date called for under this Agreement at the Bank's office at 231 South LaSalle Street, Chicago, Illinois 60697. Funds received on any day after such time will be deemed to have been received on the next Banking Day. Whenever any payment to be made under this Agreement is stated to be due on a day which is not a Banking Day, such payment will be made on the next succeeding Banking Day and such extension of time will be included in the computation of any interest.

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5.3 Telephone and Facsimile Authorization.

         (a) The Bank may honor telephone or facsimile instructions for advances or repayments or for the designation of optional interest rates and facsimile requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

         (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number ____________, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

         (c) The Borrower will provide written confirmation to the Bank of any telephone or facsimile instructions within five (5) days. If there is a discrepancy and the Bank has already acted on the instructions, the telephone or facsimile instructions will prevail over the written confirmation.

         (d) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or facsimile instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

5.4 Direct Debit.

         (a) The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from the Borrower's checking account number ____________, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

         (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a Banking Day, the Bank will debit the account on the first Banking Day following the due date.

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          (c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 Banking Days. Unless otherwise provided in this Agreement, a "Banking Day"-is a day other than a Saturday or a Sunday on which the Bank is open for business in Chicago, Illinois. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the credit on the next Banking Day.

5.6 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

          (a) any reserve or deposit requirements; and

          (b) any capital requirements relating to the Bank's assets and commitments for credit.

5.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 365/366 day year and the actual number of days elapsed. Interest on any Portion which bears interest with reference to the IBOR rate shall be computed on the basis of a 360 day year and the actual number of days elapsed. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.8 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

6. CONDITIONS

The following conditions must be satisfied before this Agreement shall become effective and before the Bank is obligated to extend any credit to the Borrower under this Agreement:


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 6.1 Receipt of Documents. The Bank shall have received the following, each of which must be in form and content acceptable to the Bank:

(a) Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b) Governing Documents. A copy of any amendments to the Borrower's articles of incorporation adopted since the date of the Original Loan Agreement or, if there are no amendments, a certificate to that effect signed by the President or a Vice President of the Borrower.

(c) Security Agreement. A signed original security agreement, amending and restating the security agreement executed and delivered in connection with the Original Loan Agreement, together with any financing statements which the Bank requires.

(d) Promissory Notes. Duly executed promissory notes in the forms of Exhibit A-1 and Exhibit A-2.

(e) Subordination Agreement Reaffirmation. The reaffirmation by Fuel-Tech N.V., a Netherlands Antilles limited liability company and parent of Borrower ("FTNV") that the subordination agreement executed and delivered by FTNV in connection with the Original Loan Agreement, pursuant to which the Borrower's indebtedness to FTNV is subordinated to the Borrower's obligations to the Bank, continues in full force and effect.

(f) Legal Opinion. A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

6.2 Termination of Purchase Transaction Obligations. Documents evidencing and establishing that (a) all of the Borrower's obligations under or in connection with the Purchase Agreement dated as of March 23, 1998 (together with all amendments thereto, the "Purchase Agreement") among the Borrower, Nalco FT, Inc. and Nalco Chemical Company or under any promissory note or other agreement imposing an obligation upon the Borrower executed in connection with or pursuant to the Purchase Agreement (collectively, together with the Purchase Agreement, the "Purchase Transaction Documents") have been satisfied and (b) that all liens in favor of Nalco FT, Inc. or Nalco Chemical Company on any assets of Borrower have been terminated.

6.3 Evidence of Priority. Evidence that security interests and liens in favor of the Bank on the collateral securing the Borrower's obligations to the Bank are valid, enforceable, and prior to all others' rights and interests in such collateral, except those the Bank consents to in writing.

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6.4 Insurance. Evidence of insurance coverage, as required in the "Covenants"
section of this Agreement.

6.5 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Expenses".

6.6 Good Standing. Certificates of good standing for the Borrower from its state of formation, from the State of Illinois, and from each other state where the failure to be in good standing is reasonably likely to have a material adverse effect on the Borrower or the Borrower and its Subsidiaries taken as a whole.

6.7 Credit Approvals; Due Diligence. The Bank shall have (a) obtained all required internal credit approvals and (b) completed its due diligence audit of the business, operations and assets of the Borrower and each of the Borrower's Subsidiaries, the results of which shall provide the Bank with results and information which, in its sole determination, are satisfactory to permit it to enter into the financing transaction described in this Agreement and the other Loan Documents.

6.8 Conditions to Each Advance or Letter of Credit. Before each extension of credit, including the first, the following conditions must be satisfied:

(a) Receipt of Documents, Bank must receive the following items, in form and content acceptable to the Bank:

          (i) a request for an advance or the issuance of a letter of credit under the line of credit, indicating the amount and, if an advance, the Portion (if any) that is to bear interest at the IBOR Rate and the requested interest period for the Portion.

         (ii) Any other relevant information the Bank may request.

(b) Other Conditions. The following additional conditions must be satisfied to the satisfaction of the Bank:

         (i) there has been no material adverse change in the business, financial condition, operations, properties or prospects of the Borrower, any Subsidiary, or the Borrower and its Subsidiaries taken as a whole;

         (ii) before and after giving effect to such extension of credit no default or event of default under this Agreement or any other Loan Document, or event which, with the giving of notice or the passage of time, or both, would be or become an event of default, shall exist;

        (iii) there shall have been no material adverse change, or notice of prospective material adverse change in the nature, extent, scope or cost of the insurance policies of the Borrower;

         (iv) before and after giving effect to such extension of credit the representations and warranties in Section 7 and in each other Loan Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an early date, in which case such representations and warranties shall be true and correct as of such earlier date), except for such changes as are specifically permitted hereunder.

6.9 Other Items. Any other items that the Bank reasonably requires.

7. REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

7.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized. Each of the Borrower's Subsidiaries (hereafter defined) is duly formed and existing under the laws of its state of organization or formation. As used in this Agreement, a "Subsidiary" of the Borrower means, (i) any corporation of which or in which the Borrower, the Borrower and one or more of its Subsidiaries, or one or more Subsidiaries of the Borrower directly or indirectly own more than 50% of the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) any partnership, limited liability company, joint venture or similar entity of which or in which the Borrower, the Borrower and one or more of its Subsidiaries, or one or more Subsidiaries of the Borrower directly or indirectly own more than 50$ of the capital interest or profits interest or (iii) any trust, association or other unincorporated organization of which or in which the Borrower, the Borrower and one or more of its Subsidiaries, or one or more Subsidiaries of the Borrower directly or indirectly own more than 50$ of the beneficial interest.

7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 Good Standing. In each state in which the Borrower or any of its Subsidiaries does business, it or the Subsidiary, as applicable, is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any of its Subsidiaries is bound.

7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the audited financial statements of the Borrower dated as of December 31, 1998 and the unaudited financial statements of the Borrower dated June 30, 1999, is:

          (a) sufficiently complete to give the Bank accurate knowledge of the financial condition of the Borrower and its Subsidiaries, including all material contingent liabilities; and

          (b) in compliance with all government regulations that apply.

Since the date of the audited financial statements of the Borrower dated December 31, 1998 provided to the Bank, there has been no material adverse change in the business, financial condition, operations, properties or prospects of the Borrower, any of its Subsidiaries, or the Borrower and its Subsidiaries taken as a whole, excepting insolvency proceedings in Poland with respect to Borrower's Polish Subsidiary, information as to which has been previously furnished to the Bank.

7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or to the Borrower's knowledge threatened against the Borrower, which, if lost, would impair the financial condition of the Borrower, any of its Subsidiaries, or the Borrower and its Subsidiaries taken as a whole, or the Borrower's ability to pay and perform its obligations under this Agreement, any Letter of Credit Application, any security agreement or other instrument or agreement executed and delivered by the Borrower in connection with or pursuant to this Agreement (collectively, the "Loan Documents"), except as have been disclosed in writing to the Bank.

7.8 Collateral. All collateral required in this Agreement or any other Loan Document is owned by the grantor of the security interest free of any material title defects or any liens or interests of others, except those (a) permitted under Section 8.6 of this Agreement or (b) which have been approved by the Bank in writing.

7.9 Permits, Franchises. The Borrower and each of its Subsidiaries possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10 Other Obligations. Neither the Borrower nor any of its Subsidiaries is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11 Income Taxes. The Borrower and each of its Subsidiaries has filed all tax returns required to be filed and has paid, or made adequate provisions for the payment of, all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property. No tax liens for material amounts have been filed and no material claims are being asserted with respect to any such taxes. The reserves on the books of the Borrower and its Subsidiaries in respect of taxes are adequate. The Borrower is not aware of any proposed assessment or adjustment for additional taxes (or any basis for any such assessment) which might be material to the Borrower or the Borrower and its Subsidiaries taken as a whole.

7.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7 .14 ERISA Plans.

         (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. To the extent applicable, each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each of its Subsidiaries has fulfilled its respective obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

          (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect on the Borrower or the Borrower and its Subsidiaries taken as a whole.

         (c) With respect to any Plan subject to Title IV of ERISA:

                  (i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice;

                  (ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA; and

                  (iii) No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

          (d) The following terms have the meanings indicated for purposes of this Agreement:

                  (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414 (b) or (c) of the Code.

                  (iv) means the Pension Benefit Guaranty Corporation.

                  (v) "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

7.15 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.16 Year 2000 Compliance. The Borrower has conducted a comprehensive review and assessment of the Borrower's and its Subsidiaries' computer applications with respect to the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31,
1999). Based on that review and assessment and given the nature of the Borrower's and its Subsidiaries' businesses (a) the year 2000 problem will not result in a material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole, or the Borrower's ability to fulfill its obligations under this Agreement and the other Loan Documents and (b) the Borrower has no reason to believe that the failure of any of the Borrower's or its Subsidiaries' key suppliers, vendors or customers to have computer systems which are "year 2000 compliant," will result in a material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole, or the Borrower's ability to fulfill its obligations under this Agreement and the other Loan Documents.

8. COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 Use of Proceeds. To use the proceeds of the credit only for general corporate purposes, including capital expenditures. The proceeds of the term loan shall be used to satisfy all remaining monetary obligations of the Borrower under the Purchase Transaction Documents.

8.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

          (a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be prepared on a consolidated basis and audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank.

          (b) Within 45 days of the Borrower's fiscal quarter end, quarterly financial statements. These financial statements may be Borrower prepared.

         (c) Copies of (1) the Form 20-F of Fuel-Tech N.V., a Netherlands Antilles limited liability company, within 5 days after the date of its being filed with the Securities and Exchange Commission and (2) any press releases concerning Fuel Tech N.V.'s operating results, within 5 days following the issuance thereof.

         (d) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

8.3 Net Worth. To maintain consolidated net worth equal to at least the sum of the following:

         (a) Nine Million Dollars ($9,000,000.00); plus

         (b) the sum of 50% of net income after income taxes (without subtracting losses other than up to $500,000 of losses with respect to the Borrower's investment in Clean Diesel Technologies, Inc.) earned in each quarterly accounting period commencing after June 30, 1999; plus

         (c) the net proceeds from any equity securities issued after the date of this Agreement; plus

         (d) any increase in stockholders' equity resulting from the conversion of debt securities to equity securities after the date of this Agreement.

As used herein "consolidated net worth" means the sum of (x) the gross book value of the assets of the Borrower and its consolidated Subsidiaries plus (y) Specified Subordinated Debt (as hereinafter defined) minus (z) consolidated total liabilities of the Borrower and its consolidated Subsidiaries, including but not limited to accrued and deferred income taxes, and any reserves against assets. "Specified Subordinated Debt" means the aggregate principal amount of all indebtedness owed by the Borrower to FTNV or other persons or entities wholly owned by FTNV, in each case which has been subordinated to the Borrower's obligations to the Bank pursuant to a subordination agreement in form and substance reasonably satisfactory to the Bank.

8.4 Fixed Charge Coverage Ratio. To maintain a Fixed Charge Coverage Ratio, determined as of the last day of each fiscal quarter, of at least 2.0 to 1.0. "Fixed Charge Coverage Ratio" as of the last day of any fiscal quarter means the ratio of (a) Trailing EBITDA minus Trailing Capital Expenditures, determined as of such last day to (b) the sum on such last day of the Borrower's Pro Forma Interest Expense and the current portion of long-term debt measured as of such last day. "Trailing EBITDA" as of the last day of any fiscal quarter means the sum for the period of twelve months ending on such last day of (i) the Borrower's consolidated net income, plus (ii) the Borrower's consolidated interest expense, plus (iii) the Borrower's consolidated tax expense, plus (iv) the Borrower's consolidated depreciation, amortization and other noncash charges; provided that in calculating "consolidated net income" for any period there shall be excluded all extraordinary or nonrecurring gains or losses during such period. "Trailing Capital Expenditures" as of the last day of any fiscal month or quarter means the sum for the period of twelve months ending on such last day of the Borrower's consolidated capital expenditures. "Pro Forma Interest Expense" as of the last day of a fiscal month or quarter means the aggregate pro forma consolidated interest expense to be incurred by the Borrower and its consolidated Subsidiaries during the period of twelve consecutive months commencing after such last day determined on the basis on the aggregate indebtedness of the Borrower and its consolidated Subsidiaries outstanding on such last day.

8.5 Other Debts. Not to, and not permit any of its Subsidiaries to, have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others without the Bank's written consent. This does not prohibit, without duplication:

          (a) Acquiring goods, supplies, or merchandise on normal trade credit;

          (b) Endorsing negotiable instruments received in the usual course of business;

          (c) Liabilities and lines of credit and leases in existence on the date of this Agreement disclosed on Schedule 8.5 attached hereto;

          (d) Additional debts and lease obligations (including under capitalized or operating leases) for the acquisition or leasing of fixed or capital assets, to the extent permitted elsewhere in this Agreement;

          (e) Lease obligations incurred in connection with the leasing of current or new office space on commercially reasonable terms;

          (f) Liabilities under standard commercial indemnities granted or issued by the Borrower in the conduct of its business in the ordinary course; and

          (g) Unsecured indebtedness for borrowed money and unsecured obligations in respect of letters of credit in an amount not to exceed an outstanding amount of $500,000 in the aggregate.

8.6 Other Liens. Not to, and not permit any of its Subsidiaries to, create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or its Subsidiaries now or later owns, except:

          (a) Liens and security agreements in favor of the Bank;

          (b) Liens for taxes not yet delinquent or taxes being diligently contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained on its books;

          (c) Liens of carrier's, warehousemen, mechanics, materialmen, repairmen, landlords and other like statutory liens arising in the ordinary course of business securing obligations which are not overdue or which are being diligently contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained on its books;

          (d) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits;

          (e) judgment liens in existence less than 21 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

          (f) Liens outstanding on the date of this Agreement disclosed to the Bank in writing and liens in favor of Nalco FT, Inc. pursuant to a Security Agreement dated as of March 23, 1998, (the termination of which is a condition to the Bank's having any obligation to make an extension of credit under this Agreement.)

          (g) Purchase money security interests in property acquired after the date of this Agreement if (1) the lien attaches only to the property acquired and (2) the total principal amount of debt secured by such liens does not exceed Five Hundred Thousand Dollars ($500,000) at any one time;

8.7 Capital Expenditures. Not to, and not permit its Subsidiaries to, spend or incur obligations (including the total amount of any capital leases) for more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate for the Borrower and its Subsidiaries in any single fiscal year to acquire fixed or capital assets, exclusive of amounts expended which either (a) represent the proceeds of grant monies actually received by the Borrower or one of its Subsidiaries or (b) do not exceed grant monies which have been actually awarded and which are to be received not later than 90 days after the date of the expenditure.

8.8 Leases. Not permit the aggregate payments due from the Borrower and its Subsidiaries in any fiscal year under all leases (including capital and operating leases for real or personal property) to exceed One Million Dollars ($1,000,000).

8.9 Dividends. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of Borrower's stock, or create any sinking fund in relation thereto except dividends payable in its capital stock, if immediately before or immediately after giving effect thereto either (a) a default exists or would exist under this Agreement or (b) the aggregate amount paid in any fiscal year as dividends or to purchase, redeem or otherwise acquire army outstanding stock, would exceed $900,000.

8.10 Loans and Investments. Not, and not permit its Subsidiaries to, make any loans or other extensions of credit to, or make any investments in, or make any capital contributions or other transfers of assets to, any individual or entity", except for:

          (a) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (b) advances to its employees or employees of any of its Subsidiaries for travel or other ordinary business expenses, in amounts which are reasonable and consistent With the Borrower's past practices;

          (c) advances to subcontractors and suppliers in amounts which are reasonable and consistent with the Borrower's past practices;

          (d) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;

          (e) an investment by the Borrower in Clean Diesel Technologies, Inc. in an aggregate amount not to exceed $500,000;

          (f) investments by the Borrower in its Subsidiaries in existence of the date of this Agreement and in Subsidiaries created after the date hereof; provided that the aggregate dollar amount of all such investments shall not exceed the sum of (1) Borrower's aggregate investment in its Subsidiaries on the date of this Agreement plus (2) $500,000;

          (g) deposits in bank accounts in foreign countries in major foreign banks to the extent necessary to provide operating funds for Borrower's foreign Subsidiaries;

          (h) investments in any of the following: (i) certificates of deposit;
(ii) U.S. treasury bills and other obligations of the federal government; (iii) commercial paper rated at least A-1 by Standard & Poor's Ratings Group and at least P-1 by Moody's Investors Service, Inc.; (iv) repurchase agreements covering U.S. government securities; and (v) securities accounts or investment accounts maintained by the Bank in the name of the Borrower or for the benefit of the Borrower; and

          (i) investments in the nature of acquisitions permitted under Section 8.20(f).

          As used in this Agreement, the term "investment" means, without duplication, (1) any investment, made in cash or by delivery of any kind of property or asset, by the Borrower or any of its Subsidiaries in any other person or entity, whether by acquisition of shares of stock or similar interest, indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise, (2) any guarantee by the Borrower or any of its Subsidiaries of the obligations of any other person or entity and (3) any ownership or similar interest held by the Borrower or any of its Subsidiaries in any other person or entity. The amount of any "investment" shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

8.11 Notices to Bank. To promptly notify the Bank in writing of:

         (a) any lawsuit over $500,000 against the Borrower or any of its Subsidiaries.

         (b) any substantial dispute between the Borrower or any of its Subsidiaries and any government authority.

         (c) any failure to comply with this Agreement or any other Loan
Document.

         (d) any material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole, or the Borrower's ability to perform and fulfill its obligations under this Agreement or any other Loan Document.

          (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

8.12 Books and Records. To maintain adequate books and records.

8.13 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records. The Bank has no duty to inspect the Borrower's properties or to examine, audit or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects the Borrower's properties or examines, audits or copies books and records, the Bank will be acting solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. Neither the Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any adverse condition that may be observed as affecting the Borrower's properties or premises, or the Borrower's business. In the event that the Bank has a duty or obligation under applicable laws, regulations or legal requirements to disclose any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Bank, the Bank may make such a disclosure to the Borrower or any other party. As long as Borrower is not in default of its obligations under this Agreement the Bank will give at least two days' advance notice of its intent to visit a premises, and all such visits shall be during normal business hours and made in such a way as to interfere as little as possible with the conduct of the Borrower's or its Subsidiaries' businesses.

8.14 Compliance with Laws. To comply, and cause its Subsidiaries to comply, with, the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's and its Subsidiaries' businesses.

8.15 Preservation of Rights. Except as otherwise permitted under Section 8.20, to maintain and preserve, and cause its Subsidiaries to maintain and preserve, all rights, privileges, and franchises the Borrower and its Subsidiaries now have, except where maintenance of such rights, privileges and franchises shall have been determined by the Borrowers' Board of Directors to be not commercially reasonable.

8.16 Maintenance of Properties. To make, and cause its Subsidiaries to make, any repairs, renewals, or replacements to keep the Borrower's and its Subsidiaries' properties in good working condition, except where taking any such action shall have been determined by the Borrowers' Board of Directors to be not commercially.reasonable.

8.17 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for reasonable related costs it incurs to protect its security interests and liens.

8.18 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement and the other Loan Documents.

8.19 Insurance.

          (a) General Business Insurance. To maintain and cause its Subsidiaries to maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's and its Subsidiaries' properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's and its Subsidiaries' businesses.

          (b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.20 Additional Negative Covenants. Without the Bank's written consent, not to and not permit any of its Subsidiaries to:

          (a) engage in any business activities substantially different from its respective present business (and its initiative in advanced computing is considered part of its present business).

          (b) liquidate or dissolve the Borrower's or any of its Subsidiaries' business, except that (1) a Subsidiary of the Borrower may liquidate or dissolve into the Borrower or into any other wholly-owned Subsidiary of the Borrower and
(2) this paragraph shall not prohibit the liquidation, dissolution or sale of Fuel Tech, Inc. Gmbh and Fuel Tech Polske Sp. zo.o, both of which are Subsidiaries of Borrower on the date of this Agreement.

          (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, except that (1) any Subsidiary of the Borrower may merge into the Borrower (provided the Borrower is the surviving entity) or may merge or consolidate with or into any other wholly-owned Subsidiary of the Borrower and (2) this paragraph shall not prohibit acquisitions permitted under section 8.20(f).

          (d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

          (e) sell, assign, lease, transfer or otherwise dispose of any assets, or enter into any agreement to do so, except:

                  (i) dispositions of inventory, or used, worn-out or surplus equipment or other assets, all in the ordinary course of business;

                  (ii) allowing patents, trademarks, copyrights or other intellectual property to lapse or expire if the Borrower in good faith has determined that the such intellectual property is no longer of material value or usefulness to the conduct of its business; and

                  (iii) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment.

         (f) acquire or purchase a business or its assets (whether through the purchase of assets, through merger, consolidation or otherwise) unless, both before and after giving effect thereto, both of the following conditions are satisfied: (1) the aggregate consideration paid (whether in cash or property, by assumption of indebtedness or otherwise) by the Borrower and its Subsidiaries for all such acquisitions or purchases during any Fiscal Year does not exceed 1,500,000 AND (2) no default or event of default or event which, with the giving of notice or the passage of time, or both, would be or become an event of default under this Agreement or any other Loan Document, shall exist. In addition to the foregoing requirements, if the Borrower is unable to fund the entire consideration paid in connection with an acquisition from internally generated funds and/or through the sale of equity securities (i.e., the Borrower requests a borrowing to fund a portion of such consideration), the Combined Pro Forma Fixed Charge Coverage Ratio (as hereinafter defined) after giving effect to such acquisition must be at least 2.50 to 1.0 As used in this paragraph (f) "Combined Pro Forma Fixed Charge Coverage Ratio" means at any date of determination (or, if such date is not the last day of a fiscal quarter, the fiscal quarter end next preceding such date) the ratio on such date of (x) Combined Pro Forma Trailing EBITDA minus Combined Pro Forma Trailing Capital Expenditures to (y) the sum of the Combined Pro Forma Interest Expense and the Combined Pro Forma Current Debt. "Combined Pro Forma Trailing EBITDA" as of any date of determination means the sum for the period of twelve months ending on such date of (i) the aggregate of the consolidated net income of the Borrower and of the business or assets to be acquired (the "Target"), plus (ii) the aggregate of the Borrower's and the Target's consolidated interest expense, plus
(iii) the aggregate of the Borrower's and the Target's consolidated tax expense, plus (iv) the aggregate of the Borrower's and the Target's consolidated depreciation, amortization and other noncash charges, in each case calculated as if the Borrower had acquired the Target at the beginning of such twelve month period; provided that in calculating "consolidated net income" for any period there shall be excluded all extraordinary or nonrecurring gains or losses during such period. "Combined Pro Forma Trailing Capital Expenditures" as of any date of determination means the sum for the period of twelve months ending on such date of the Borrower's and the Target's consolidated capital expenditures calculated as if the Borrower had acquired the Target at the beginning of such twelve month period. "Combined Pro Forma Interest Expense" as of any date of determination means the aggregate of the Borrower's and the Target's pro forma consolidated interest expense to be incurred by the Borrower and the Target and their respective consolidated Subsidiaries during the period of twelve consecutive months commencing after such date of determination on the basis on the aggregate indebtedness of the Borrower and the Target and their respective consolidated Subsidiaries outstanding on such date. "Combined Pro Forma Current Debt" as of any date of determination means the aggregate on such date of the current portion of long-term debt of the Borrower and the Target.

          (g) voluntarily suspend its business, except for its Poland and German Subsidiaries.

8.21 Hank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.22 ERISA Plans. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

         (a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

         (b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under
Section 4041 of ERISA.

         (c) The commencement of any proceeding with respect to a Plan under
Section 4042 of ERISA.

9. HAZARDOUS WASTE INDEMNIFICATION. The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

10. DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy" below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1 Failure to Pay. The Borrower (a) fails to make a payment of principal of any Advance when due, or (b) fails to pay any interest, fee or other amount when due and such failure continues for a period of three days.

10.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement.

10.3 False Information. The Borrower has knowingly or intentionally given the Bank false or misleading information or representations.

10.4 Bankruptcy. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of 60 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

10.5 Receivers; Termination. A receiver or similar official is appointed for the Borrower's business or the business is terminated.

10.6 Judgments. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $500,000 or more in excess of any insurance coverage and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

10.7 Government Action. Any government authority takes action that the Bank reasonably believes materially adversely affects the Borrower's financial condition or ability to repay.

10.8 Material Adverse Change. A material adverse change occurs, in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

10.9 Cross-default. Any default by the Borrower or any of its Subsidiaries occurs under any agreement in connection with any credit the Borrower or any of its Subsidiaries has obtained from anyone other than the Bank or which the Borrower or any of its Subsidiaries has guaranteed in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate.

10.10 Default Under Other Loan Documents. Any guaranty, subordination agreement, security agreement, mortgage, deed of trust, or other Loan Document required by this Agreement (a) is violated, and such violation continues to exist after the giving of any required notice and the expiration of any applicable grace period set forth in such Loan Document, or (b) shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of a party obligated to the Bank thereunder.

10.11 Other Bank Agreements. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank, or demand is made by the Bank or any affiliate of the Bank on any obligation owing to the Bank or such affiliate under any other agreement the Borrower has with the Bank or any affiliate of the Bank.

10.12 ERISA Plans. The occurrence of any one or more of the following events with respect to a Plan subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

          (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

          (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

10.13 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure by the Borrower to comply with any financial covenants, including any failure which continues to exist after the giving of any required notice and the expiration of any applicable grace period, set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

11. ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2 Illinois Law. THIS AGREEMENT IS GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

11.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees.

11.4 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.5 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and reasonable attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with the administration of this Agreement or any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the reasonable allocated costs of the Bank's in-house counsel.

11.6 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

          (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

          (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

          (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.7 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, except to the extent that such loss, liability, damages, judgments, and costs is proximately caused by the Bank's gross negligence or willful misconduct. This indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

11.8 Notices. All notices required under this Agreement will be in writing and will be transmitted by personal delivery, first class mail, overnight courier, or facsimile to the addresses or facsimile numbers on the signature page of this Agreement, or to such other addresses or facsimile numbers as the Bank and the Borrower may specify from time to time in writing.

11.9 Headings. Article and paragraph headings are for reference only and do not affect the interpretation or meaning of any provisions of this Agreement.

11.10 Counterparts; Effectiveness. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, will be deemed an original but all such counterparts will constitute but one and the same agreement. On the date (a) a counterpart executed by the Borrower has been received by the Bank, (b) the Bank has executed this Agreement and (c) all of the conditions precedent described in Section 6 have been satisfied to the satisfaction of the Bank, this Agreement shall become effective (such date is herein called the "Restatement Effective Date").

11.11 Consent to Jurisdiction. To induce the Bank to accept this Agreement, the Borrower irrevocably agrees that, subject to the

Bank's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN CHICAGO, ILLINOIS. THE BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN CHICAGO, ILLINOIS, WAIVES PERSONAL SERVICE OF PROCESS UPON THE BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

11.12 Waiver of J1ury Trial. THE BORROWER AND THE BANK EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                          (SIGNATURE PAGE FOLLOWS NEXT]

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA,                         FUEL TECH INC., a Delaware
NATIONAL ASSOCIATION                     corporation


By:                                      By
Title:                                   Title:                   Vice President
Address and facsimile number                     Address and facsimile number
where notices to the Bank are                    where notices to the Borrower
to be sent:                                      are to be to be sent:
231 South LaSalle Street                         512 Kingsland Drive
Chicago, IL 60697                                Batavia, IL 60510-2299
Attn: Marc J . Crady                             Attn: Vince Arnone
Facsimile: (312) 828-                            Facsimile: 630-845-4501

                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                  Bank of America, N.A. BUSINESS LOAN AGREEMENT

This Amendment No. 1 (the "Amendment") dated as of December 31, 1999, is between BANK OF AMERICA, NATIONAL ASSOCIATION (the "Bank") and FUEL TECH, INC. (the "Borrower").

                                    RECITALS

A. The Bank and the Borrower entered into a certain Amended and Restated Business Loan Agreement dated as of August 31, 1999 (the "Agreement").

B. The Bank and the Borrower desire to amend the Agreement.

                                    AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

2. Amendment. Subsection (a) of Section 8.2 Financial Information of the Agreement is hereby amended and restated to read:

"(a) Within 90 days of: (i) FTNV's fiscal year end, FTNV's annual financial statements. These financial statements must be prepared on a consolidated basis and audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank and (ii) the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis."

3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that:

3.1 There is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank;

3.2 The representations and warranties in the Agreement are true and correct as of the date of this Amendment as if made on the date of this Amendment;

3.3 The Borrower has notified the Bank in writing of any change in (i) the locations of the Borrower's place of business or, if the Borrower has more than one place of business, the Borrower's chief executive office and any collateral; and (ii) the Borrower's name, identity or business structure.

3.4 This Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers; and

3.5 This Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

4. Conditions. This Amendment will become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to receipt by the Bank of an original of this Amendment duly executed by the Borrower.

================================================================================

5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

This Amendment is executed as of the date stated at the beginning of this Amendment.

BANK OF AMERICA, NATIONAL ASSOCIATION            FUEL TECH, INC.

By:                                              By.

Title:                                           Title:
      ------------------------                          ------------------------

                                 SIXTH AMENDMENT
                                       TO
                  AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED BUSINESS LOAN AGREEMENT (this "Amendment") dated as of March 31, 2002 is made and entered into by and between BANK OF AMERICA, N.A. (the "Bank") and FUEL TECH, INC., a Massachusetts corporation (the "Borrower").

                                    RECITALS

WHEREAS, the Bank and the Borrower are parties to that certain Amended and Restated Business Loan Agreement dated as of August 31, 1999 (as heretofore amended, the "Agreement");

WHEREAS, the Bank and the Borrower have agreed to amend the Agreement as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and the Borrower hereby agree as follows:

                                    AGREEMENT

1. Definitions. Capitalized terms used, but not defined, in this Amendment shall have the meanings given to them in the Agreement.

2. Amendment. The Agreement is hereby amended as follows:

         2.1 Line of Credit Amount. Section 1.1(a)(i) of the Agreement is hereby restated as follows:


(i) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Line of Credit Commitment") is Six Million Dollars ($6,000,000.00). The amount available to the Borrower (the "Availability") at any time is Six Million Dollars
($6,000,000.00).

         2.2 Unused Commitment Fee. Section 3.1 (b) of the Agreement is hereby restated as follows:

         (b) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Line of Credit Commitment and the amount of the line of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.50% per year. The calculation of credit outstanding will include the undrawn amount of letters of credit. This fee is due on the last day of each fiscal quarter until the expiration of the availability period.

         2.3 Net Worth. Section 8.3 of the Agreement is hereby restated as follows:

         8.3 Net Worth. To maintain consolidated net worth (as hereinafter defined) as of March 31, 2002, and as of the last day of each fiscal quarter thereafter, of not less than Twelve Million Seven Hundred and Fifty Thousand Dollars ($12,750,000).

         As used herein "consolidated net worth" means the sum of (a) the gross book value of the assets of the Borrower and its consolidated Subsidiaries, plus
(b) Specified Subordinated Debt (as hereinafter defined), minus (c) consolidated total liabilities of the Borrower and its consolidated Subsidiaries, including but not limited to accrued and deferred income taxes, and any reserves against assets. "Specified Subordinated Debt" means the aggregate principal amount of all indebtedness owed by the Borrower to FTNV or other persons or entities wholly owned by FTNV, in each case which has been subordinated to the Borrower's obligations to the Bank pursuant to a subordination agreement in form and substance reasonably satisfactory to the Bank.

         2.4 Minimum EBITDA. Section 8.4 of the Agreement is hereby restated as follows:


         8.4 Minimum EBITDA. To maintain a minimum EBITDA (as hereinafter deferred) as of the last day of each fiscal quarter set forth below of not less than the following respective amounts:

Fiscal Quarter Ending                                     Minimum EBITDA Amount
June 30, 2002                                                  $1,000,000
September 30, 2002                                               $750,000
(based on a two-fiscal
quarter average)
December 31, 2002                                                $750,000
(based on a three-fiscal
quarter average)
March 31, 2003 and                                               $750,000
each fiscal quarter
thereafter (based on a
four-fiscal quarter
average)

         As used herein, "EBITDA" means, for any period, the sum for such period of (a) the Borrower's consolidated net income, plus (b) the Borrower's consolidated interest expense, plus (c) the Borrower's consolidated tax expense, plus (d) the Borrower's consolidated depreciation, amortization and other noncash charges; provided that in calculating "consolidated net income" for any period, there shall be excluded all extraordinary or nonrecurring gains or losses during such period.

         2.5 Value of Nations Fund Account. Section 8.23 of the Agreement is hereby deleted.

         3. Warranties. To induce the Bank to enter into this Amendment, the Borrower warrants that:

         3:1 Authorization. The Borrower is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to borrow monies under the Agreement, as amended hereby, and to perform its obligations under the Agreement, as amended hereby.

         3.2 No Conflicts. The execution and delivery of this Amendment and the performance by the Borrower of its obligations under the Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation or by-laws of the Borrower or of any agreement binding upon the Borrower.

         3.3 Validity and Binding Effect. The Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         3.4 Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties set forth in the Agreement are true and correct on, and as of, the date first set forth above.

4. Conditions Precedent To Amendments. The amendments contemplated by Section 2 hereof shall be effective as of the date hereof, subject to the satisfaction of each of the following conditions precedent:

         4.1 Documentation. The Borrower shall have delivered to the Bank all of the following, each duly executed and dated the closing date hereof, in form and substance satisfactory to the Bank:

              (a) Amendment. This Amendment;

              (b) Fuel-Tech N.V. Reaffirmation. Fuel-Tech N.V. shall have executed and delivered to the Bank a Reaffirmation of Subordination Agreement in the form of Exhibit A attached hereto; and

              (c) Other. Such other instruments, documents or agreements as the Bank may reasonably request.

         4.2 No Default. As of the date hereof, No Default (as set forth in Section 10 of the Agreement) shall exist, after giving effect to this Amendment.

         4.3 Warranties. As of the date hereof, the warranties in Section 3 of this Amendment shall be true and correct on, and as of, such date.

         4.4 Amendment Fee. The Borrower shall have paid to the Bank an amendment fee of $__________.


5. General.

         5.1 Expenses. The Borrower agrees to pay the Bank upon demand for all expenses, including reasonable attorneys' fees incurred by the Bank in connection with the preparation, negotiation arid execution of this Amendment and any document required to be furnished therewith.

         5.2 Law. This Amendment shall be construed in accordance with, and governed by, the internal laws of the State of Illinois.

         5.3 Successors. 'this Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank.

         5.4 Confirmation of the Agreement. The Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed in all respects.

         5.5 References to the Agreement. Each reference in the Agreement to "this Agreement," "hereunder," "hereof," or words of similar import to documents provided for in the Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Agreement as amended hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Chicago, Illinois by their respective officers thereunto duly authorized as of the date first written above.

                                SEVENTH AMENDMENT
                                       TO
                  AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED BUSINESS LOAN AGREEMENT (this "Amendment") dated as of December 31, 2002 is made and entered into by and between BANK OF AMERICA, N.A. (the "Bank") and FUEL TECH, INC., a Massachusetts corporation (the "Borrower").

                                    RECITALS

WHEREAS, the Bank and the Borrower are parties to that certain Amended and Restated Business Loan Agreement dated as of August 31, 1999 (as heretofore amended, the "Agreement");

WHEREAS, the Bank and the Borrower have agreed to amend the Agreement as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and the Borrower hereby agree as follows:

                                    AGREEMENT


1. Definitions. Capitalized terms used, but not defined, in this Amendment shall have the meanings given to them in the Agreement.

2. Amendment. The Agreement is hereby amended as follows:

2.1 Line of Credit Amount. Section l.l(a)(i) of the Agreement is hereby restated as follows:

         (i) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Line of Credit Commitment") is Ten Million Dollars ($10,000,000.00). The amount available to the Borrower (the "Availability") at any time is Ten Million Dollars ($10,000,000.00).

2.2 Availability Period. Section 1.1(b) of the Agreement is hereby restated as follows:

         (b) Availability Period. The line of credit is available between the date of this Agreement and July 31, 2004 (the "Expiration Date"), unless the Borrower is in default.

2.3 Unused Commitment Fee. Section 3.1 (b) of the Agreement is hereby restated as follows:

(b) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between (a) the Line of Credit Commitment and (b) the sum of (i) the amount of the line of credit it actually uses (determined by the weighted average line of credit outstandings during the specified period) plus (ii) the maximum principal amount of this credit facility extended to Fuel Tech SRL by the Bank's Milan, Italy branch, assuming for purposes of this Section 3.1 b that such credit facility has been fully borrowed. The fee will be calculated at 0.50% per year. The calculation of line of credit outstandings will include the undrawn amount of letters of credit. This fee is due on the last day of each fiscal quarter until the expiration of the availability period.

2.4 Capital Expenditures. Section 8.7 of this Agreement is hereby restated as follows:

         8.7 Capital Expenditures. Not to, and not permit its Subsidiaries to, spend or incur obligations (including the total amount of any capital leases) for more than $2,250,000 in the aggregate for the Borrower and its Subsidiaries in any single fiscal year to acquire fixed or capital assets, exclusive of amounts expended which either (a) represent the proceeds of grant monies actually received by the Borrower or one of its Subsidiaries or (b) do not exceed grant monies which have been actually awarded and which are to be received not later than 90 days after the date of the expenditure.

2.5 Dividends. Section 8.9 of the Agreement is hereby restated as follows:

         8.9 Dividends. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of Borrower's stock, or create any sinking fund in relation thereto except dividends payable in its capital stock, if immediately before or immediately after giving effect thereto a default exists or would exist under this Agreement.

2.6 Loans and Investments. Section 8.10 of this Agreement is hereby restated as follows:

         8.10 Loans and Investments. Not, and permit its Subsidiaries to, make any loans or other extensions of credit to, or make any investments in, or make any capital contributions or other transfers of assets to, any individual or entity, except for:

         (a) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

         (b) advances to its employees or employees of any of its Subsidiaries for travel or other ordinary business expenses, in amounts which are reasonable and consistent with the Borrower's past practices;

         (c) advances to subcontractors and suppliers in amounts which are reasonable and consistent with the Borrower's past practices;

         (d) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;

         (e) an investment by the Borrower in Clean Diesel Technologies, Inc. in an aggregate amount not to exceed $500,000;

         (f) investments by the Borrower in its Subsidiaries in existence of the date of this Agreement and in Subsidiaries created after the date hereof; provided that the aggregate dollar amount of all such investments shall not exceed the sum of (1) Borrower's aggregate investment in its Subsidiaries on the date of this Agreement plus (2) $1,000,000;

         (g) deposits in bank accounts in foreign countries in major foreign banks to the extent necessary to provide operating funds for Borrower's foreign Subsidiaries;

         (h) investments in any of the following: (i) certificates of deposit;
         (ii) U.S. treasury bills and other obligations of the federal government; (iii) commercial paper rated at least A-1 by Standard & Poor's Ratings Group and at least P-1 by Moody's Investors Service, Inc.; (iv) repurchase agreements covering U.S. government securities; and (v) securities accounts or investment accounts maintained by the Bank in the name of the Borrower or for the benefit of the Borrower;

         (i) investments in the nature of acquisitions permitted under Section 8.20(f); and

         (j) loans, advances capital contributions, investments or extensions of credit not otherwise described in subsections (a) through (i) above not exceeding $500,000 in the aggregate outstanding at any time.

         As used in this Agreement, the term "investment" means, without duplication, (1) any investment, made in cash or by delivery of any kind of property or asset, by the Borrower or any of its Subsidiaries in any other person or entity, whether by acquisition of shares of stock or similar interest, indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise, (2) any guarantee by the Borrower or any of its Subsidiaries of the obligations of any other person or entity and (3) any ownership or similar interest held by the Borrower or any of its Subsidiaries in any other person or entity. The amount of any "investment" shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

         2.7 Additional Negative Covenants. Section 8.20 of the Agreement is hereby restated as follows:

                  8.20 Additional Negative Covenants. Without the Bank's written consent, not to and not permit any of its Subsidiaries to:

                  (a) engage in any business activities substantially different from its respective present business (and its initiative in advanced computing is considered part of its present business).

                  (b) liquidate or dissolve the Borrower's or any of its Subsidiaries' business, except that (1) a Subsidiary of the Borrower may liquidate or dissolve into the Borrower or into any other wholly-owned Subsidiary of the Borrower and (2) this paragraph shall not prohibit the liquidation, dissolution or sale of Fuel Tech, Gmbh and Fuel Tech Jamaica, Ltd.

                  (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, except that (1) any Subsidiary of the Borrower may merge into the Borrower (provided the Borrower is the surviving entity) or may merge or consolidate with or into any other wholly-owned Subsidiary of the Borrower and (2) this paragraph shall not prohibit acquisitions permitted under Section 8.20

                  (d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

                  (e) sell, assign, lease, transfer or otherwise dispose of any assets, or enter into any agreement to do so, except:

                           (i) dispositions of inventory, or used, worn-out or surplus equipment or other assets, all in the ordinary course of business;

                           (ii) allowing patents, trademarks, copyrights or other intellectual property to lapse or expire if the Borrower in good faith has determined that the such intellectual property is no longer of material value or usefulness to the conduct of its business; and

                  (iii) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment.

(f) acquire or purchase a business or its assets (whether through the purchase of assets, through merger, consolidation or otherwise) unless both before and after giving effect thereto, both of the following conditions are satisfied: (1) the aggregate consideration paid (whether in cash or property, by assumption of indebtedness or otherwise) by the Borrower and its Subsidiaries for all such acquisitions or purchases during any Fiscal Year does not exceed $5,000,000 AND
(2) no default or event of default or event which, with the giving of notice or the passage of time, or both, would be or become an event of default under this Agreement or any other Loan Document, shall exist. In addition to the foregoing requirements, if the Borrower is unable to fund the entire consideration paid in connection with an acquisition from internally generated funds and/or through the sale of equity securities i.e., the Borrower requests a borrowing to fund a portion of such consideration), the ratio of the Borrower's Funded Debt to EBITDA (as such terms are defined below) after giving effect to such acquisition must be less than 2.50 to 1.0.

As used herein, "Funded Debt" shall mean with respect to the Borrower and its Subsidiaries determined on a consolidated basis, the following, without duplication, (a) all indebtedness for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments (excluding inter-company indebtedness), (b) all obligations as lessee under capitalized leases, (c) all obligations to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a lien whether or not such indebtedness shall have been assumed, and (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances.

As used herein, "EBITDA" shall mean with respect to the Borrower and its Subsidiaries determined on a consolidated basis, for any period without duplication, the sum for such period of (a) net income, plus (b) interest expense, ~l (c) tax expense, ~l (d) depreciation, amortization and other noncash charges; provided that in calculating net income for any period, there shall be excluded all extraordinary or nonrecurring gains or losses during such period.

         2.8 Term Loan. Section 1.2 of the Agreement is hereby restated as "Intentionally Omitted". Upon the effectiveness of this Amendment, the Borrower shall prepay all outstanding principal and accrued interest on the term loan. Upon receipt of such prepayment, the Term Loan Commitment shall be cancelled and the Bank shall return the Term Note to the Borrower marked "Paid and Cancelled".

3. Warranties. To induce the Bank to enter into this Amendment, the Borrower warrants that:

         3.1 Authorization. The Borrower is duly authorized to execute and deliver this Amendment and the Replacement Revolving Note referred to in Section
4.1 hereof (the "Note") and is and will continue to be duly authorized to borrow monies under the Agreement, as amended hereby, and to perform its obligations under the Agreement, as amended hereby.

         3.2 No Conflicts. The execution and delivery of this Amendment and the Note and the performance by the Borrower of its obligations under the Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation or by-laws of the Borrower or of any agreement binding upon the Borrower.

         3.3 Validity and Binding Effect. The Agreement, as amended hereby, and the Note are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         3.4 Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties set forth in the Agreement are true and correct on, and as of, the date hereof.

4. Conditions Precedent To Amendments. This Amendment shall be effective as of the date hereof, subject to the satisfaction of each of the following conditions precedent:

         4.1 Documentation. The Borrower shall have delivered to the Bank all of the following, each duly executed and dated the closing date hereof, in form and substance satisfactory to the Bank:

              (a) Amendment. ThIis Amendment;

              (b) Note. A Replacement Revolving Note in the form of Exhibit A hereto;

              (c) Reaffirmation of Fuel-Tech N.V. Fuel-Tech N.V. shall have executed and delivered to the Bank a Reaffirmation of Subordination Agreement in the form of Exhibit B hereto;

              (d) Guaranty of Fuel Tech SRL. Fuel Tech SRL ("SRL") shall have executed and delivered to the Bank a Guaranty in the form of Exhibit C hereto (the "SRL Guaranty");

              (e) Authorization of Borrower. Evidence that the execution, delivery and performance of this Amendment and the Note have been duly authorized, along with evidence of the incumbency and a specimen signature, of each officer of the Borrower executing this Amendment and the Note;

              (f) Authorization of SRL. Evidence that the execution, delivery and performance of the SRL Guaranty have been duly authorized, along with evidence of the incumbency and a specimen signature, of each officer of SRL executing the SRL Guaranty; and

              (g) Other. Such other instruments, documents or agreements as the Bank may reasonably request.

         4.2 No Default. As of the date hereof, no Default shall exist, after giving effect to this Amendment.

         4.3 Warranties. As of the date hereof, the warranties in Section 3 of this Amendment shall be true and correct on, and as of, such date.

5. General.

         5.1 Expenses. The Borrower agrees to pay the Bank upon demand for all expenses, including reasonable attorneys' fees incurred by the Bank in connection with the preparation, negotiation and execution of this Amendment and any document required to be furnished therewith.

         5.2 Law. This Amendment shall be construed in accordance with, and governed by, the internal laws of the State of Illinois.

         5.3 Successors. This Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank.

         5.4 Confirmation of the Agreement. The Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed in all respects.

         5.5 References to the Agreement. Each reference in the Agreement to "this Agreement," "hereunder," "hereof," or words of similar import to documents provided for in the Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Agreement as amended hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Chicago, Illinois by their respective officers thereunto duly authorized as of the date first written above.